UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2009
DELPHI FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11462	13-3427277

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE	19899

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code 302-478-5142
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
The information contained in this Current Report on Form 8-K is being filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended
	03/31/2009	03/31/2008
Revenue:
Premium and fee income	$357,721	$342,290
Net investment income	62,855	32,337
Net realized investment losses	(21,999)	(6,436)

	398,577	368,191

Benefits and expenses:
Benefits, claims and interest credited to policyholders	255,598	242,912
Commissions and expenses	106,134	89,893

	361,732	332,805

Operating income	36,845	35,386

Interest expense:
Corporate debt	3,985	4,224
Junior subordinated debentures	3,240	3,240
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	404
Income tax expense	5,136	6,374

Net income	$24,484	$21,144

Basic results per share of common stock:
Net income	$0.51	$0.43
Weighted average shares outstanding	48,034	49,055

Diluted results per share of common stock:
Net income	$0.51	$0.42
Weighted average shares outstanding	48,123	50,153

Dividends paid per share of common stock	$0.10	$0.09

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	03/31/2009	12/31/2008
Assets:
Investments:
Fixed maturity securities, available for sale	$3,633,294	$3,773,382
Short-term investments	609,588	401,620
Other investments	542,029	479,921

	4,784,911	4,654,923

Cash	84,289	63,837
Cost of business acquired	286,281	264,777
Reinsurance receivables	379,822	376,731
Goodwill	93,929	93,929
Other assets	433,265	409,103
Assets held in separate account	90,363	90,573

Total assets	$6,152,860	$5,953,873

Liabilities and Equity:
Policy liabilities and accruals	$2,640,367	$2,574,050
Policyholder account balances	1,347,382	1,356,932
Corporate debt	365,750	350,750
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	670,651	581,954
Liabilities related to separate account	90,363	90,573

Total liabilities	5,289,513	5,129,259

Equity:
Class A Common Stock	490	489
Class B Common Stock	60	60
Additional paid-in capital	526,177	522,596
Accumulated other comprehensive loss	(335,643)	(351,710)
Retained earnings	865,572	846,390
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	859,410	820,579
Noncontrolling interest	3,937	4,035

Total equity	863,347	824,614

Total liabilities and equity	$6,152,860	$5,953,873

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended
	03/31/2009	03/31/2008
Operating activities:
Net income	$24,484	$21,144
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	99,523	92,314
Net change in reinsurance receivables and payables	(7,086)	10,184
Amortization, principally the cost of business acquired and investments	13,543	15,238
Deferred costs of business acquired	(34,392)	(33,115)
Net realized losses on investments	21,999	6,437
Net change in federal income tax liability	4,114	(16,573)
Other	(30,969)	1,899

Net cash provided by operating activities	91,216	97,528

Investing activities:
Purchases of investments and loans made	(207,901)	(298,167)
Sales of investments and receipts from repayment of loans	77,696	254,129
Maturities of investments	261,307	54,442
Net change in short-term investments	(207,968)	(150,914)
Change in deposit in separate account	4,845	790

Net cash used by investing activities	(72,021)	(139,720)

Financing activities:
Deposits to policyholder accounts	61,681	53,843
Withdrawals from policyholder accounts	(70,938)	(27,698)
Borrowings under revolving credit facility	17,000	29,000
Principal payments under revolving credit facility	(2,000)	(3,000)
Acquisition of treasury stock	—	(17,040)
Other financing activities	(4,486)	(2,724)

Net cash provided by financing activities	1,257	32,381

Increase (decrease) in cash	20,452	(9,811)
Cash at beginning of period	63,837	51,240

Cash at end of period	$84,289	$41,429

Delphi Financial Group, Inc. (the “Company”) had net income in the first quarter of 2009 of $24.5 million or $0.51 per share, compared to $21.1 million or $0.42 per share in the first quarter of 2008. Net income in the first quarter of 2009 included after-tax realized investment losses of $(14.3) million or $(0.30) per share, including other-than-temporary impairments of $(11.4) million or ($0.24) per share. Net income in the first quarter of 2008 included after-tax realized investment losses of $(4.2) million or $(0.09) per share, including other-than-temporary impairments of $(4.0) million or $(0.08) per share.
Premiums from the Company’s core group employee benefit products in the first quarter of 2009 increased 4% from the first quarter of 2008, reaching $338.0 million. Excess workers’ compensation premiums increased 2%, and premiums from the Company’s other core group employee benefit products increased 5%, as compared with the first quarter of 2008. The combined ratio (loss ratio plus expense ratio) for the Company’s group employee benefits products in the first quarter of 2009 was 93.2% compared to 91.3% in the first quarter of 2008, reflecting stable loss ratios and higher expense ratios for the first quarter of 2009 resulting in part from increased spending on new product development at SNCC.
Deposits from the Company’s asset accumulation products, consisting of annuity sales, totaled $59.7 million in the first quarter of 2009, an increase of 14% from the first quarter of 2008. Funds under management for the Company’s asset accumulation products were $1.3 billion at March 31, 2009, which was unchanged from December 31, 2008, as growth in annuity deposits was offset by the scheduled repayment of $35.0 million of institutional funding agreements at maturity.
The Company’s net investment income increased 95% to $62.9 million in the first quarter of 2009 from $32.3 million in the first quarter of 2008. This increase reflects an increase in the tax equivalent weighted average annualized yield on invested assets to 5.8% in the first quarter of 2009 from 2.9% in the first quarter of 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI FINANCIAL GROUP, INC.
/s/ ROBERT ROSENKRANZ
Robert Rosenkranz
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: April 24, 2009